LARSON ALLEN WEISHAIR & CO., LLP
                        Certified Public Accountants
           16 Sentry Park West Suite 310  Blue Bell PA  19422-2240
             215-643-3900  FAX 215-643-4030  www.larsonallen.com


To the Board of Directors of
Valley Forge Fund, Inc.
Valley Forge, Pennsylvania

In planning and performing our audit of the financial statements of Valley Forge Fund, Inc. for the year ended December 31, 2000, we considered its internal con-trol, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Valley Forge Fund, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and re-lated costs of controls. Generally, controls that are revalent to an audit per-tain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted ac-counting principles. These controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of in-ternal control to future periods is subject to the risk that it may become in-adequate because of changes in conditions or that the effectiveness of the de-sign and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards establish-ed by the American Institute of Certified Public Accountants. A material weak-ness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risks that er-rors or irregularities in amounts that would be material in relation to the fi-financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control, including controls over safeguarding securities that we consider to be material weaknesses as de-fined above as of December 31, 2000.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.




                                                       (Signature)
                                            Larson Allen Weishair & Co., LLP


Blue Bell, Pennsylvania
January 16, 2001